               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549



                            FORM 8-K

                         Current Report

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)
April 12, 1995.


             LIBERTY EQUIPMENT INVESTORS L.P. - 1984
     (Exact name of registrant as specified in its charter)


Delaware                    0-013080                   13-3222673
(State or other         (Commission File         (I.R.S. Employer
jurisdiction of             Number)                Identification
incorporation or                                             No.)
organization


World Financial Center - South Tower, N.Y., N.Y.      10080-6114
New York, New York
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code:(212) 236-6577


                               N/A
 (Former name or former address, if changed since last report.)

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Item 2.   Acquisition or Disposition of Assets


Pursuant to an Acquisition Agreement (the "Acquisition Agreement") dated as of April 12, 1995 among KENETECH Windpower, Inc. (formerly U.S. Windpower, Inc.) ("KWI"), KW Hayward L.P., a Delaware limited partnership the general partner and limited partner of which are affiliates of KWI ("Hayward"), U.S. Windpower Transmission Corporation, an affiliate of KWI ("USWTC"), and Registrant, Registrant sold to Hayward Registrant's Windplant Assets (consisting of 109 windmills and related transformers, transmission lines and other facilities (the "Windplant") constructed by KWI for Registrant pursuant to an Amended and Restated Windplant Construction Contract dated as of November 27, 1984; all land rights associated with the Windplant; all contractual rights related to the Windplant, including contractual rights associated with the operation and maintenance of, and sale and transmission of energy generated by, the Windplant; certain cash and cash equivalents, accounts and notes receivable attributable to the Windplant or the related land and contractual rights; and certain business records relating to the Windplant) for total consideration of $6,061,669, consisting of a cash purchase price of $5,380,399 and the forgiveness of $681,270 of amounts owing to KWI and USWTC. Of the $5,380,399 cash purchase price, $5,080,399 was applied to the payment of the outstanding principal amount of, and all accrued and unpaid interest on, the construction notes issued by Registrant to KWI under the Windplant Construction Contract. Under the Acquisition Agreement, (i) Registrant assigned to Hayward, and Hayward assumed, certain agreements relating to the operation and maintenance of, and the sale and transmission of energy generated by, the Windplant (the "Assumed Obligations"); and (ii) Hayward and KWI assumed all liabilities and obligations of Registrant relating to the ownership, construction, operation, maintenance and/or management of the Windplant or any of the Windplant Assets other than the Assumed Obligations and the construction notes repaid by Registrant. The $300,000 balance of the net cash proceeds from the sale was received by Registrant on April 13, 1995.

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Exhibits (Filed pursuant to Item 601 of Regulation S-K)


None


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                           SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              LIBERTY EQUIPMENT INVESTORS L.P.-1984

                              By: Whitehall Partners Inc.
                                  General Partner


Dated: April 27, 1995         /s/ David G. Cohen
                                  David G. Cohen
                                  Treasurer
                                  Chief Accounting Officer
                                  and Chief Financial Officer